U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chase Manhattan Capital, LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                         New York               10020
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


DDi Corp. ("DDIC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

April 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     []  Director                             [_]  10% Owner
     [_]  Officer (give title below)          [X]  Other (specify below)
                                                     Former 10% Owner
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                      3.            Disposed of (D)                 Securities     Form:             7.
                                      Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct            Nature of
                        2.            Code          ------------------------------- Owned at End   (D) or            Indirect
1.                      Transaction   (Instr. 8)                 (A)                of Month       Indirect          Beneficial
Title of Security       Date          ------------    Amount      or      Price     (Instr. 3      (I)               Ownership
(Instr. 3)              (mm/dd/yy)    Code   V                   (D)                and 4)         (Instr.4)         (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


Common Stock              N/A           N/A   V        N/A        N/A      N/A          1,987,247     I                 (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              N/A           N/A   V        N/A        N/A      N/A          1,056,572     D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------          or        Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number    ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)       D)  cisable  Date     Title   Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) The amounts shown represent the beneficial ownership of the Issuer's securities by DI Investors, LLC. Chase Manhattan Capital, LLC ("CMC, LLC") is the managing member and controlling shareholder of DI Investors, LLC. As a result of the initial public offering of the Issuer, CMC, LLC's ownership no longer represents 10% of the Issuer's Common Stock.



Chase Manhattan Capital, LLC

By:  Chase Capital Partners, as Investment Manager

    s/  Jeffrey C. Walker                                     11/13/00
By: -------------------------------------------------     ----------------------
    Jeffrey C. Walker                                           Date
    Managing General Partner of Chase Capital Partners

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.




------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                           STATEMENT        ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER (Note 1)                    FOR              OR TRADING SYMBOL
                                                                        MONTH/YEAR
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                      Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher C. Behrens             Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital ,LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-----------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                  Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                    Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                  Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                   Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                      Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                  Chase Manhattan Capital               April, 2000    DDi Corp. ("DDIC")
c/o Chase Capital                  Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF           TITLE OF                  AMOUNT OF            OWNERSHIP FORM: NATURE OF INDIRECT    DISCLAIMS
  REPORTING PERSON             SECURITY                  SECURITIES           DIRECT (D) OR   BENEFICIAL OWNERSHIP  PECUNIARY
                                                         BENEFICIALLY         INDIRECT (I)                          INTEREST
                                                         OWNED
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron                   Common Stock               3,043,819             I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C.                  Common Stock            3,043,819               I             See Explanatory      No
Behrens                                                                                        Note 3 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                Common Stock            3,043,819               I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                  Common Stock           3,043,819                I             See Explanatory      Yes
c/o Chase Capital                                                                              Note 2 below
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin               Common Stock            3,043,819                I             See Explanatory      No
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                 Common Stock           3,043,819                I             See Explanatory    Yes
c/o Chase Capital                                                                              Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                    Common Stock      3,043,819                     I            See Explanatory    Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                Common Stock      3,043,819                     I            See Explanatory    No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

                                      -1-

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NAME AND ADDRESS OF             DESIGNATED                        STATEMENT            ISSUER NAME, TICKER
 REPORTING PERSON               REPORTER (Note 1)                   FOR                OR TRADING SYMBOL
                                                                 MONTH/YEAR


------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann              Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,LLC
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                 Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero
c/o Chase Capital              Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Partners                       Capital,  LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,LLC
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,LLC
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan               Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker              Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,
Partners
One Bush Street, 12th Fl
40th Floor
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker              Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital              Capital,
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF           TITLE OF                 AMOUNT OF          OWNERSHIP FORM:   NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON             SECURITY                 SECURITIES         DIRECT (D) OR     BENEFICIAL OWNERSHIP    PECUNIARY
                                                        BENEFICIALLY       INDIRECT (I)                              INTEREST
                                                        OWNED

------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann               Common Stock             3,043,819             I              See Explanatory          No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
----------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Common Stock             3,043,819              I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                  Common Stock             3,043,819             I              See Explanatory       Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray               Common Stock             3,043,819             I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor              Common Stock             3,043,819             I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero                Common Stock             3,043,819             I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                  Common Stock             3,043,819             I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian             Common Stock             3,043,819             I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                  Common Stock             3,043,819             I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan                Common Stock             3,043,819             I              See Explanatory         Yes
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker               Common Stock             3,043,819             I              See Explanatory        Yes
c/o Chase Capital                                                                             Note 2 below
Partners
One Bush Street, 12th Fl
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker               Common Stock             3,043,819             I              See Explanatory         No
c/o Chase Capital                                                                             Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


                                      -2-

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NAME AND ADDRESS OF                DESIGNATED                            STATEMENT            ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER(Note 1)                      FOR                  OR TRADING SYMBOL
                                                                         MONTH/YEAR

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                     Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital                    Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters                    Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital                    Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                     Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital                    Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric R. Wilkinson                    Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
c/o Chase Capital                    Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                         Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Principals, LLC                      Capital, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC
c/o Chase Capital                    Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Partners                             Capital, LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                        Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Corporation                          Capital, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan                  Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Corporation                          Capital, LLC
270 Park Avenue
35th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                       Chase Manhattan Capital              April, 2000         DDi Corp. ("DDIC")
Partners                            Capital, LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF            TITLE OF               AMOUNT OF              OWNERSHIP FORM:   NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON              SECURITY               SECURITIES             DIRECT (D) OR     BENEFICIAL OWNERSHIP    PECUNIARY
                                                       BENEFICIALLY           INDIRECT (I)                              INTEREST
                                                       OWNED

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                Common Stock           3,043,819               I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters               Common Stock           3,043,819               I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                Common Stock           3,043,819               I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric R.Wilkinson                Common Stock           3,043,819               I                  See Explanatory       Yes
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                    Common Stock           3,043,819               I                  See Explanatory        No
Principals, LLC                                                                                   Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC            Common Stock            3,043,819               I                  See Explanatory        No
c/o Chase Capital                                                                                 Note 2 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                   Common Stock           3,043,819               I                  See Explanatory        No
Corporation                                                                                       Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan             Common Stock           3,043,819               I                  See Explanatory        No
Corporation                                                                                       Note 4 below
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                   Common Stock           3,043,819               I                  See Explanatory        No
Partners                                                                                          Note 5 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

                                     -3-

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF              DESIGNATED                             STATEMENT         ISSUER NAME, TICKER
 REPORTING PERSON                REPORTER(Note 1)                        FOR               OR TRADING SYMBOL
                                                                        MONTH/YEAR

------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene                 Chase Manhattan Capital               April, 2000        DDi Corp. ("DDIC")
c/o Flatiron                     Capital, LLC
Partners
257 Park Avenue
South 15th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand                Chase Manhattan Capital               April, 2000        DDi Corp. ("DDIC")
c/o Chase Capital                Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                  Chase Manhattan Capital               April, 2000        DDi Corp. ("DDIC")
c/o Chase Capital                Capital, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

 NAME AND ADDRESS OF         TITLE OF                 AMOUNT OF             OWNERSHIP FORM:  NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON           SECURITY                 SECURITIES            DIRECT (D) OR    BENEFICIAL OWNERSHIP    PECUNIARY
                                                      BENEFICIALLY          INDIRECT (I)                             INTEREST
                                                      OWNED

------------------------------------------------------------------------------------------------------------------------------------

I. Robert Greene              Common Stock             3,043,819               I             See Explanatory          No
c/o Flatiron                                                                                 Note 6 below
Partners
257 Park Avenue
South 15th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand             Common Stock             3,043,819               I             See Explanatory          No
c/o Chase Capital                                                                            Note 7 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann               Common Stock             3,043,819               I             See Explanatory          No
c/o Chase Capital                                                                            Note 8 below
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


Explanatory Notes:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown represent the beneficial ownership of the Issuer's equity securities by Chase Manhattan Capital, LLC ("CMC, LLC"), a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP'), which is the manager, by delegation, of CMC, LLC, pursuant to an advisory agreement with Chase Manhattan Capital Corporation. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

3) The reporting person is a director of the Issuer. The amounts shown represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of CCP, which is the manager, by delegation, of CMC, LLC, pursuant to an advisory agreement with Chase Manhattan Capital Corporation. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

4) The amounts shown represent the beneficial ownership of the Issuer"s equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the manager, by delegation, of CMC, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

5) The amounts shown represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because it is the manager, by delegation, of CMC, LLC pursuant to an advisory agreement with Chase Manhattan Capital Corporation. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CMC, LLC.

6) The amounts shown represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.

7) The amounts shown represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.

8) The amounts shown represent the beneficial ownership of the Issuer's equity securities by CMC, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the manager, by delegation, of CMC, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CMC, LLC.